Exhibit 10.4

The Hartford Financial Services Group, Inc.

2005-2006 Compensation for Non-Employee Directors

Standard Fees. Members of the Board of Directors (the “Board”) of The Hartford Financial Services Group, Inc. (the “Company”) who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. Compensation for non-employee directors for the period beginning on May 18, 2005, the date of the 2005 Annual Meeting, and ending on the date of the 2006 Annual Meeting, consists of the following:

•	an annual retainer fee of $100,000, payable solely in restricted shares of the Company’s Common Stock (its “Common Stock”), granted pursuant to The Hartford Restricted Stock Plan for Non-Employee Directors (the “Restricted Stock Plan”), as described below;

•	an annual retainer of $45,000, payable in cash;

•	a $1,500 fee for each meeting of the Board attended, payable in cash; and

•	a $1,200 fee for each Committee meeting attended (whether or not a director is a member of that particular Committee), payable in cash.

In addition, each non-employee Committee chairperson receives an annual retainer of $10,000. Directors are reimbursed for travel and related expenses they incur in connection with their serving on the Board and its Committees, and are provided with life insurance and accidental death and dismemberment coverage, as described below.

Restricted Stock Plan for Non-Employee Directors. Under the Restricted Stock Plan, non-employee directors receive grants of shares of restricted Common Stock as partial payment for their annual retainer fee. Grants of restricted shares of Common Stock under the Restricted Stock Plan are made on the date the Company makes its annual employee long-term incentive awards. The number of shares of each award of restricted stock is determined by dividing $100,000 by the fair market value (as defined in the Restricted Stock Plan) of the Common Stock as reported on the New York Stock Exchange as of the date of the award.

Non-employee directors receiving shares of restricted Common Stock may not sell, assign or otherwise dispose of the restricted shares until the restriction period ends. The restriction period lapses on the third anniversary of the grant date. To the extent any of the following events occur prior to the third anniversary of the grant date, and the Compensation and Personnel Committee, in its sole discretion, consents to waive any remaining restrictions, the restriction period shall end with respect to all of the restricted shares currently held by a non-employee director: (i) the director’s retirement at age 72, (ii) a “change of control” (as defined in the Restricted Stock Plan) of the Company, (iii) the director’s death, (iv) the director’s disability (as defined in the Restricted Stock Plan), or (v) the director’s resignation under certain circumstances. If a non-employee director resigns under circumstances other than the above-described before the restriction period ends, he or she will forfeit his or her restricted shares.

Deferred Compensation. Each non-employee director may elect to participate in The Hartford Deferred Compensation Plan (the “Deferred Compensation Plan”). Participating non-employee directors may defer receipt of all or a portion of any cash compensation otherwise payable by the Company for service on the Board, including annual cash retainers for directors and Committee chairpersons and meeting fees. Deferred amounts may be allocated among a selection of hypothetical investment funds offered under the Deferred Compensation Plan, and are credited with hypothetical earnings generated by such funds. Deferred amounts and their earnings become distributable on the date selected by the non-employee director as permitted under the Deferred Compensation Plan.

In addition, non-employee directors may participate in The Hartford 2005 Incentive Stock Plan and defer all or a portion of any cash compensation through an investment in Company Common Stock.

Insurance. The Company provides each non-employee director with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while he or she serves on the Board. Non-employee directors may purchase additional accidental death and dismemberment and permanent total disability coverage under the Company’s voluntary accidental death and dismemberment plan for non-employee directors and their dependents.

Stock Ownership Guidelines for Non-Employee Directors. The Board has established stock ownership guidelines, effective May 18, 2005, the date of the Annual Meeting, for each non-employee director to obtain, within three years, an ownership position in the Company’s Common Stock equal to five times his or her annual cash retainer.